CERTIFICATE OF OFFICER
OF
LNR PARTNERS, INC.

Pooling and Servicing Agreement
dated as of November 1, 2005, (the “Agreement”), by and
Citigroup Commercial Mortgage Securities Inc., as Depositor, Midland Loan Services Inc., as Master Servicer, LaSalle Bank, National Association, as Trustee, ABN Amro Bank N.V., as Fiscal Agent and LNR Partners, Inc., as Special Servicer
(CDB 2005-C1)

The undersigned, Susan K. Chapman, as Vice President of LNR Partners, Inc., a Florida Corporation (the “Company”), in accordance with Section 3.13 of the Agreement, does hereby certify on behalf of the Company that (i) a review of the activities of the Company during the year ended December 31, 2005, and of the Company’s performance under the Agreement has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement from the Closing Date and throughout such year, and there has been no default in the fulfillment of such obligation and (iii) the Company has not received any notice regarding qualification, or challenging the status, of any REMIC Pool as a REMIC under the REMIC Provisions or of Grantor Trust as a “grantor trust” for income tax purposes under the Grantor Provisions from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the 1st day of March, 2006.
 /s/ Susan K. Chapman
Susan K. Chapman
Vice President
LNR Partners, Inc.